Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-61584 and 33-61586) of General Binding Corporation of our reports dated February 25, 2004 relating to the financial statements and the financial statement schedule information, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Chicago, Illinois
March 12, 2004